Ligand Reports Fourth Quarter and Full Year 2022 Financial Results

2023 Financial Guidance Raised

Conference Call Begins at 4:30 p.m. Eastern Time Today

SAN DIEGO, Calif. (February 22, 2023) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and 12 months ended December 31, 2022, and provided an operating forecast and business updates. These financial results are presented on a continued operations basis as OmniAb was spun out on November 1, 2022 and is reported as discontinued operations. Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time to discuss this announcement and answer questions.

“2022 was a transformative year for Ligand, both operationally and financially. Following Ligand’s spin out of OmniAb, we believe we are well positioned to achieve significant revenue growth coupled with a lean cost structure," said Todd Davis, CEO of Ligand. "As we look to 2023 and beyond, we anticipate important clinical and regulatory events from our partners, along with the continued expansion of our portfolio through a focus on life sciences royalty opportunities."

Fourth Quarter 2022 Financial Results
Total revenues for the fourth quarter of 2022 were $50.4 million, compared with $56.4 million for the same period in 2021. Royalties for the fourth quarter of 2022 were $22.0 million, compared with $17.6 million for the same period in 2021, with the increase primarily attributable to the growth in sales of drugs using the Pelican platform. Core Captisol sales were $3.3 million for the fourth quarter of 2022, compared with $7.1 million for the same period in 2021. The difference in sales was due to the timing of customer orders. Captisol sales related to COVID-19 were $23.5 million for the fourth quarter of 2022, compared with $28.3 million for the same period in 2021. Contract revenue was $1.5 million for the fourth quarter of 2022, compared with $3.5 million for the same period in 2021. The difference was due to the timing of partner milestone events.

Cost of Captisol was $21.6 million for the fourth quarter of 2022, compared with $12.0 million for the same period in 2021, with the increase primarily due to $9.8 million in accelerated depreciation on Captisol manufacturing equipment during the fourth quarter of 2022. Amortization of intangibles was $8.5 million, compared with $8.6 million for the same period in 2021. Research and development expense was $9.2 million, compared with $8.1 million for the same period in 2021, with the increase attributed to stock based compensation and an increase in facility related expenses in the fourth quarter of 2022. General and administrative expense was $31.1 million, compared with $12.6 million for the same period in 2021, with the increase primarily attributable to a one-time stock compensation expense associated with the retirement of our former CEO in the fourth quarter of 2022 and legal expenses incurred in connection with the OmniAb spin out.

Net loss from continuing operations for the fourth quarter of 2022 was $14.5 million, or $0.86 per share, compared with $3.2 million, or $0.19 per share, for the same period in 2021. In addition to the aforementioned Captisol equipment accelerated depreciation and stock compensation expense, net loss for the fourth quarter of 2022 was also impacted by a $24.8 million deferred tax asset valuation allowance, offset by a non-cash gain of $44.2 million from the value of Ligand’s short-term investments. Net loss for the fourth quarter of 2021 was impacted by a non-cash loss of $13.4 million from the value of Ligand’s short-term investments. Adjusted net income from continuing operations for the fourth quarter of 2022 was $23.5 million, or $1.36 per diluted share, compared with $25.5 million, or $1.47 per diluted share, for the same period in 2021. Excluding the impact of gross profit, net of tax, for Captisol sales related to COVID-19, adjusted net income for the fourth quarter of 2022 was $13.0 million, or $0.75 per diluted share, compared with $10.7 million, or $0.62 per diluted share, for the same period in 2021. See the table below for a reconciliation of net income (loss) from continuing operations to adjusted net income from continuing operations.

As of December 31, 2022, Ligand had cash, cash equivalents and short-term investments of $211.9 million.

Full Year 2022 Financial Results
Total revenues for 2022 were $196.2 million, compared with $241.5 million for 2021. Royalties for 2022 were $72.5 million, compared with $48.9 million for 2021, with the increase primarily attributable to the growth in sales of drugs using the Pelican platform. Core Captisol sales were $16.4 million for 2022, compared with $23.4 million for 2021. The difference in sales was due to the timing of customer orders. Captisol sales related to COVID-19 were $88.1 million for 2022, compared with $140.8 million for 2021. The lower sales are due to reduced demand for the pandemic-related treatment. Contract revenue for 2022 was $19.2 million, compared with $28.4 million for 2021, with the change due to the timing of partner milestone events.

Cost of Captisol was $52.8 million for 2022, compared with $62.2 million for 2021, with the decrease due primarily to lower sales of Captisol, partially offset by $9.8 million in accelerated depreciation on Captisol manufacturing equipment during the year. Amortization of intangibles was $34.2 million for both 2022 and 2021. Research and development expense was $36.1 million for 2022, compared with $32.1 million for 2021, with the increase primarily attributed to higher employee-related expenses and increased facility related expenses. General and administrative expense was $70.1 million for 2022, compared with $46.8 million for 2021, with the increases primarily attributable to stock-compensation expenses, headcount-related expenses and legal expenses.

There was no other operating income for 2022. Other operating income was $37.6 million for 2021, which represented a non-cash valuation adjustment related to eliminating the remaining Pfenex CVR liability.

Net loss from continuing operations for 2022 was $5.2 million, or $0.31 per share, compared with net income from continuing operations of $76.4 million, or $4.43 per diluted share, for 2021. In addition to the aforementioned Captisol equipment accelerated depreciation and increased stock compensation expenses, net loss from continuing operations for 2022 was also impacted by a $24.8 million deferred tax asset valuation allowance, which was partially offset by a $28.8 million net non-cash gain from the value of Ligand’s short-term investments. Net income from continuing operations for 2021 included a net non-cash loss from the value of Ligand’s short-term investments of $10.6 million. Adjusted net income from continuing operations for 2022 was $82.2 million or $4.79 per diluted share, compared with $108.0 million, or $6.27 per diluted share, for 2021. Excluding the impact of gross profit, net of tax, for Captisol sales related to COVID-19, adjusted net income from continuing operations for 2022 was $41.9 million, or $2.44 per diluted share, compared with $40.5 million, or $2.35 per diluted share, for 2021. See the table below for a reconciliation of net income (loss) from continuing operations to adjusted net income from continuing operations.

2023 Financial Guidance
Ligand is increasing 2023 financial guidance introduced at its Investor and Analyst Day held on December 13, 2022. We now expect 2023 royalties of $74 million to $78 million (previously $72 million to $76 million), sales of Captisol of $21 million (unchanged) and contract revenue of $25 million (unchanged). These revenue components result in total revenue of $120 million to $124 million (previously $118 million to $122 million). Ligand now expects 2023 cash operating expenses of $43 million (previously $46 million), which combined with the increased revenue outlook results in adjusted diluted EPS of $3.30 to $3.45 (previously $3.10 to $3.30). Due to the unpredictable nature of the pandemic and related Captisol sales, Ligand excludes Captisol for remdesivir from guidance and will update investors as orders are received and shipped each quarter.

Fourth Quarter 2022 and Recent Business Highlights

Travere Therapeutics received FDA accelerated approval for FILSPARI (sparsentan) for the treatment of IgA nephropathy (IgAN). FILSPARI is the first and only dual endothelin angiotensin receptor antagonist in development for rare kidney diseases and is the first non-immunosuppressive treatment indicated for IgAN. Travere anticipates a review decision by the EMA on the potential approval for sparsentan for the treatment of IgAN in Europe in the second half of 2023. Additionally, Travere announced that they expect to report top line results from the two-year confirmatory endpoints in the ongoing Phase 3 DUPLEX Study of sparsentan in focal segmental glomerulosclerosis (FSGS) in the second quarter of 2023, with anticipated submission for full approval in the second half of 2023 in both the U.S. and Europe. Travere reported that it ended 2022 with approximately $450 million in cash, cash equivalents and marketable securities, which would be available to support the commercial launch of sparsentan.

Novan announced it has submitted an NDA to the FDA seeking marketing approval for berdazimer gel, 10.3% (SB206) for the topical treatment of molluscum contagiosum (MC). MC is an infection that causes skin lesions and affects approximately six million people in the U.S. annually. Novan anticipates a potential first quarter 2024 approval assuming the filing is accepted by the FDA and standard review timelines.

Verona Pharma announced positive results of its Phase 3 ENHANCE-1 trial evaluating nebulized ensifentrine for the maintenance treatment of COPD. The ENHANCE-1 trial met its primary and key secondary endpoints demonstrating significant improvements in lung function, symptoms and quality of life measures. In addition, ensifentrine substantially reduced the rate and risk of COPD exacerbations. Ensifentrine was well tolerated over 24 and 48 weeks. In 2022 Verona announced that the Phase 3 ENHANCE-2 trial successfully met its primary endpoint and secondary endpoints evaluating lung function and symptoms, and also significantly reduced the rate and risk of COPD exacerbations. Verona plans to file an NDA for inhaled ensifentrine for the maintenance treatment of COPD with the FDA in the first half of 2023.

Viking Therapeutics announced the completion of patient enrollment in its Phase 2b clinical trial of VK2809, a novel liver-selective thyroid hormone receptor beta agonist, in patients with biopsy-confirmed non-alcoholic steatohepatitis (NASH). Viking expects to report data for the study's primary endpoint in the first half of 2023.

Palvella Therapeutics announced its initial closing of up to $37.7 million in financing with proceeds to be used to advance the development of QTORIN rapamycin for the treatment of pachyonychia congenita, microcystic lymphatic malformations (MLM), and for the prevention of basal cell carcinomas in Gorlin syndrome. Palvella expects top-line data in mid-2023 from the Phase 3 pivotal study evaluating QTORIN rapamycin in pachyonychia congenita. Palvella is currently enrolling patients in a multicenter Phase 2b clinical study in the U.S. and Europe for the prevention of basal cell carcinomas in patients with Gorlin syndrome, with data expected in the first half of 2023. Additionally, Palvella expects to report data in the first quarter of 2023 from a multicenter Phase 2 study in the U.S. investigating QTORIN rapamycin for the treatment of MLM.

In 2022, Jazz Pharmaceuticals announced FDA approval of Monday/Wednesday/Friday intramuscular dosing of Rylaze (asparaginase erwinia chrysanthemi (recombinant)-rywn) and submission of a supplemental BLA under the Real-time Oncology Review Program seeking approval for IV administration. Jazz also completed the Marketing Authorization Application submission to the EMA for both IV and IM administration, with a potential approval in 2023. Jazz is also advancing the program for potential submission, approval and launch in Japan.

Xi'an Xintong Pharmaceuticals announced pradefovir reached the primary and secondary endpoints in its Phase 3 clinical trial in China for the treatment of chronic hepatitis B. The 48-week statistical analysis showed that pradefovir was comparable to the first-line drug, tenofovir disoproxil fumarate, with a better safety profile. Xi'an Xintong has submitted a pre-NDA conference communication application with China’s National Medical Products Administration (NMPA) and expects to submit an NDA in the first quarter of 2023.

China Resources Double-Crane Pharmaceuticals announced the IND for CX2101A, a small molecule, RNA-dependent RNA polymerase inhibitor of SARS-CoV-2 that utilizes Ligand's proprietary BEPro prodrug technology, was approved by the NMPA for use in clinical trials for the treatment of novel coronavirus pneumonia in China.

Aldeyra announced the submission of an NDA to the FDA for topical ocular reproxalap for the treatment of signs and symptoms of dry eye disease. Reproxalap is a small-molecule modulator of RASP (reactive aldehyde species), which are elevated in ocular and systemic inflammatory disease.

Arcellx initiated a Phase 1 study of ARCL-002 in acute myeloid leukemia and myelodysplastic syndromes. ARCL-002 utilizes the Pelican Expression Technology.

Adjusted Financial Measures
Ligand reports adjusted net income and adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include share-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to its equity investments in public companies, excess tax benefit from share-based compensation, transaction costs, income tax affect of adjusted reconciling items and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included at the end of this press release. However, the Company does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, share-based compensation expense and the effects of any discrete income tax items. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call
Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (888) 350-3452 using the conference ID 6501694. To participate via live or replay webcast, a link is available at www.ligand.com.

About Captisol®
Captisol is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Captisol was invented and initially developed by scientists in the laboratories of Dr. Valentino Stella, University Distinguished Professor at the University of Kansas’ Higuchi Biosciences Center for specific use in drug development and formulation. This unique technology has enabled several FDA-approved products, including Gilead Sciences' VEKLURY®, Amgen’s KYPROLIS®, Baxter International’s NEXTERONE®, Acrotech Biopharma L.L.C.’s and CASI Pharmaceuticals’ EVOMELA®, Melinta Therapeutics’ BAXDELA™ and Sage Therapeutics’ ZULRESSO™. There are many Captisol-enabled products currently in various stages of development. Ligand maintains a broad global patent portfolio for Captisol with approximately 390 issued patents worldwide relating to the technology (including over 40 in the U.S.) and with the latest expiration date in 2033. Other patent applications covering methods of making Captisol, if issued, extend to 2040.

About the Pelican Expression Technology™ Platform
Pelican is a robust, validated, cost-effective and scalable platform for recombinant protein production that is especially well-suited for complex, large-scale protein production where traditional systems are not. Multiple global manufacturers have demonstrated consistent success with the platform and the technology is currently out-licensed for numerous commercial and development-stage programs. The versatility of the platform has been demonstrated in the production of enzymes, peptides, antibody derivatives and engineered non-natural proteins. Partners seek the platform as it can contribute significant value to biopharmaceutical development programs by reducing development timelines and costs for manufacturing therapeutics and vaccines. Given pharmaceutical industry trends toward large molecules with increasing structural complexities, Pelican is well positioned to meet these growing needs as one of the most comprehensive broadly available protein production platforms in the industry.

About Ligand Pharmaceuticals
Ligand is a biopharmaceutical company focused on funding, enabling and supporting clinical development that allows pharmaceutical companies to create high impact medicines. Ligand does this by licensing our platform technologies, providing project financing or both. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable and diversified manner while mitigating the binary clinical risk associated with developing a single program. Our business model is based on funding mid to late-stage drug development in return for economic rights and licensing our technology platforms to help partners discover and develop medicines. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) ultimately to generate our revenue. Our Captisol platform technology is a chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. For our Captisol partners, our team supplies our Captisol material needed for their programs. Our Pelican Expression Technology is a robust, validated, cost-effective and scalable platform for recombinant protein production that is especially well-suited for complex, large-scale protein production where traditional systems are not. We have established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Jazz, Takeda, Gilead Sciences and Baxter International. For more information, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

We use Twitter and our investor relations website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should monitor our Twitter account and our website, in addition to following our press releases, SEC filings, public conference calls and webcasts.

Forward-Looking Statements
This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s ability to achieve significant revenue growth; the timing of clinical and regulatory events of Ligand’s partners; the expansion of Ligand’s portfolio with life sciences royalty opportunities; the timing of the initiation or completion of preclinical studies and clinical trials by Ligand and its partners; the timing of product launches by Ligand or its partners; and guidance regarding the full-year 2023 financial results. Actual events or results may differ from Ligand's expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand may not receive expected revenue from royalties, Captisol material sales and license fees and milestone revenue; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline; Ligand may not achieve its guidance for 2023; Ligand may not be able to create future revenues and cash flows by developing innovative therapeutics; results of any clinical study may not be timely, favorable or confirmed by later studies; products under development by Ligand or its partners may not receive regulatory approval; the total addressable market for our partners’ products may be smaller than estimated; Ligand faces competition with respect to its technology platforms which may demonstrate greater market acceptance or superiority; remdesivir may be later shown to not be effective or safe for the treatment of COVID-19 and could materially and adversely affect the commercial opportunity for remdesivir; additional alternative COVID-19 therapies or vaccines may be approved, along with the risk of coronavirus infection continuing to diminish, any of which could materially and adversely affect the commercial opportunity for remdesivir; Gilead may develop an alternative formulation of remdesivir that does not incorporate Captisol or uses less Captisol in such formulation; Ligand is currently dependent on a single source sole supplier for Captisol and failures by such supplier may result in delays or inability to meet the Captisol demands of its partners; there may not be a market for the product(s) even if successfully developed and approved; Ligand’s partners may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand’s and its partners’ products may not be proved to be safe and efficacious and may not perform as expected and uncertainty regarding the commercial performance of such products; Ligand relies on collaborative partners for milestone payments, royalties, materials revenue, contract payments and other revenue projections; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Ligand's partners may terminate any of its agreements or development or commercialization of any of its products; Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements;

Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval; unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's or its partners’ product(s) could delay or prevent regulatory approval or commercialization; challenges, costs and charges associated with integrating recently completed acquisitions with Ligand’s existing businesses; risks associated with management changes; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; the COVID-19 pandemic and any future epidemic diseases could adversely impact the business of Ligand and its partners and impair global economic activity; changes in general economic conditions, including as a result of the war between Russia and Ukraine; the spin-off of OmniAb may not achieve the intended strategic, operational and financial benefits; and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. . The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks
The information in this press release regarding certain third-party products and programs, including Kyprolis, an Amgen product, Rylaze, a Jazz Pharmaceuticals product, FILSPARI, a Travere Therapeutics product, EVOMELA, an Acrotech Biopharma and CASI Pharmaceuticals product, and ZULRESSO, a Sage Therapeutics product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and Pelican Expression TechnologyTM Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

Contacts:
Ligand Pharmaceuticals Incorporated LHA Investor Relations
Simon Latimer Bruce Voss
investors@ligand.com bvoss@lhai.com
(858) 550-7766 (310) 691-7100
Twitter: @Ligand_LGND

[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues:
Royalties	$22,019	$17,551	$72,527	$48,927
Captisol - Core	3,347	7,112	16,429	23,423
Captisol - COVID	23,533	28,263	88,066	140,827
Contract revenue	1,483	3,478	19,223	28,367
Total revenues	50,382	56,404	196,245	241,544
Operating costs and expenses:
Cost of Captisol	21,614	11,984	52,827	62,176
Amortization of intangibles	8,539	8,553	34,237	34,222
Research and development	9,197	8,147	36,082	32,105
General and administrative	31,131	12,596	70,062	46,790
Other operating income	—	—	—	(37,600)
Total operating costs and expenses	70,481	41,280	193,208	137,693
Income from operations	(20,099)	15,124	3,037	103,851
Gain (loss) from short-term investments	44,248	(13,398)	28,540	(5,263)
Interest income (expense), net	783	(4,283)	247	(18,733)
Other income (expense), net	(792)	(1,589)	4,187	(7,650)
Total other income (expense), net	44,239	(19,270)	32,974	(31,646)
Income (loss) before income taxes	24,140	(4,146)	36,011	72,205
Income tax benefit (expense)	(38,674)	952	(41,230)	4,148
Net income (loss) from continuing operations	(14,534)	(3,194)	(5,219)	76,353
Net loss from discontinued operations	(2,951)	(2,223)	(28,142)	(19,215)
Net income (loss):	$(17,485)	$(5,417)	$(33,361)	$57,138

Basic net income (loss) from continuing operations per share	$(0.86)	$(0.19)	$(0.31)	$4.59
Basic net loss from discontinued operations per share	$(0.17)	$(0.13)	$(1.67)	$(1.16)
Basic net income (loss) per share	$(1.04)	$(0.32)	$(1.98)	$3.44
Shares used in basic per share calculation	16,890	16,733	16,868	16,630

Diluted net income (loss) from continuing operations per share	$(0.86)	$(0.19)	$(0.31)	$4.43
Diluted net loss from discontinued operations per share	$(0.17)	$(0.13)	$(1.67)	$(1.11)
Diluted net income (loss) per share	$(1.04)	$(0.32)	$(1.98)	$3.31
Shares used in diluted per share calculation	16,890	16,733	16,868	17,246

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash, cash equivalents and short-term investments	$211,870	$341,108
Accounts receivable, net	30,424	85,453
Inventory	13,294	27,326
Income tax receivable	4,614	6,193
Other current assets	3,399	3,571
Current assets of discontinued operations	—	1,100
Total current assets	263,601	464,751

Deferred income taxes, net	8,530	35,729
Goodwill and other identifiable intangible assets, net	448,128	482,364
Commercial license and other economic rights, net	10,182	10,110
Operating lease right-of-use assets	10,914	3,210
Finance lease	4,095	16,201
Other assets	17,218	14,442
Non-current assets of discontinued operations	—	270,783
Total assets	$762,668	$1,297,590

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$20,988	$25,982
Current contingent liabilities	57	50
Current operating lease liabilities	670	1,368
Current finance lease liabilities	45	45
Deferred revenue	355	654
2023 convertible senior notes, net	76,695	—
Current liabilities of discontinued operations	—	13,566
Total current liabilities	98,810	41,665

2023 convertible senior notes, net	—	320,717
Long-term contingent liabilities	3,456	3,657
Long-term operating lease liabilities	10,336	2,256
Deferred income taxes, net	30,615	30,856
Other long-term liabilities	21,966	21,752
Non-current liabilities of discontinued operations	—	55,528
Total liabilities	165,183	476,431

Total stockholders' equity	597,485	821,159
Total liabilities and stockholders' equity	$762,668	$1,297,590

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021

Net income (loss) from continuing operations	$(14,534)	$(3,194)	$(5,219)	$76,353
Adjustments:
Share-based compensation expense	27,664	8,304	50,881	29,326
Finance lease impairment charge and other	10,821	—	10,821	—
Non-cash interest expense (1)	95	3,828	734	16,692
Amortization related to acquisitions and intangible assets	8,539	8,553	34,237	34,222
Amortization of commercial license and other economic rights (2)	(32)	(72)	(355)	79
Change in contingent liabilities (3)	698	660	(144)	(38,170)
Acquisition and integrations costs (4)	—	105	—	472
Loss (gain) from short-term investments	(44,248)	13,398	(28,540)	5,263
Realized gain from short-term investments	—	1	(288)	5,382
Other (5)	1,904	929	(34)	8,218
Income tax effect of adjusted reconciling items above	8,093	(6,309)	(4,561)	(19,520)
Tax expense related to increase in valuation allowance (6)	24,799	—	24,799	—
Excess tax benefit from share-based compensation (7)	(267)	(706)	(138)	(10,309)
Adjusted net income from continuing operations	$23,532	$25,497	$82,193	$108,008
Captisol - COVID gross profit, net of tax (8)	(10,514)	(14,771)	(40,268)	(67,551)
Adjusted net income from continuing operations excluding Captisol - COVID	$13,018	$10,726	$41,925	$40,457

Diluted per-share amounts attributable to common shareholders:
Diluted net income (loss) per share from continuing operations	$(0.86)	$(0.19)	$(0.31)	$4.43
Adjustments:
Share-based compensation expense	1.60	0.48	2.96	1.70
Finance lease impairment charge and other	0.63	—	0.63	—
Non-cash interest expense (1)	0.01	0.22	0.04	0.97
Amortization related to acquisitions and intangible assets	0.49	0.49	1.99	1.98
Amortization of commercial license and other economic rights (2)	—	—	(0.02)	—
Change in contingent liabilities (3)	0.04	0.04	(0.01)	(2.21)
Acquisition and integrations costs (4)	—	0.01	—	0.03
(Gain)/Loss from short-term investments	(2.56)	0.77	(1.66)	0.31
Realized gain from short-term investments	—	—	(0.02)	0.31
Other (5)	0.10	0.05	0.01	0.48
Income tax effect of adjusted reconciling items above	0.48	(0.36)	(0.27)	(1.13)
Tax expense related to increase in valuation allowance (6)	1.44	—	1.44	—
Excess tax benefit from share-based compensation (7)	(0.02)	(0.04)	(0.01)	(0.60)
Adjustment for shares excluded due to anti-dilution effect on GAAP net loss	0.01	—	0.02	—
Adjusted diluted net income per share from continuing operations	$1.36	$1.47	$4.79	$6.27
Captisol - COVID gross profit, net of tax (8)	(0.61)	(0.85)	(2.35)	(3.92)
Adjusted diluted net income per share from continuing operations excluding Captisol - COVID	$0.75	$0.62	$2.44	$2.35

GAAP - weighted average number of common shares - diluted	16,890	16,733	16,868	17,246
Shares excluded due to anti-dilutive effect on GAAP net loss (9)	390	688	298	—
Adjusted weighted average number of common shares - diluted	17,280	17,421	17,166	17,246

(1) Amounts represent non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(2) Amounts represent the amortization of commercial license and other economic rights to revenue and research and development expenses.

(3) Amounts represent changes in fair value of contingent consideration related to Pfenex, CyDex and Metabasis transactions.

(4) Amounts represent severance costs, legal fees, and certain contract termination costs in connection with the acquisitions.

(5) Amounts primarily relate to restructuring costs, loss on debt extinguishment and adjustments associated with our equity investment in Nucorion.

(6) Amounts represent discrete tax expense related to the valuation allowance established during the fourth quarter of 2022 against deferred tax asset for California research and development credits and net operating losses.

(7) Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statements of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

(8) Captisol - COVID gross profit, net of tax, represents gross profit, net of tax, for Captisol supplied for use in formulation with remdesivir, an antiviral treatment for COVID-19. Prior period adjusted net income and adjusted net income per diluted share amount have been adjusted to exclude the impact of COVID-related Captisol gross profit, net of tax, to conform to the current period presentation. Certain commission cost included in the general and administrative expenses that were related to the Gilead Consortium sales were included in the calculation for the twelve months ended December 31, 2021.

(9) Excluding the impact from the adoption of accounting pronouncement (ASU 2020-06) on January 1, 2022 as the Company intends to settle the principal balance in cash. Under the new standard, the Company is required to reflect the dilutive effect of the 2023 Notes by application of the if-converted method, which resulted an additional 452,905 and 1,847,893 potentially dilutive shares for the three and twelve months ended December 31, 2022, respectively.

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